Exhibit 10.1

February 23, 2006

Mr. Allen Snyder

c/o Openwave Systems Inc.

2100 Seaport Boulevard

Redwood City, CA 94063

RE:	Amended Employment Terms

Dear Al:

On behalf of Openwave Systems Inc. (the “Company”), in recognition of your value to the Company as part of the executive team, I am pleased to offer you the following as changes in your compensation package with the Company effective March 1, 2006 (the “Effective Date”), pending ratification of the final terms with the Compensation Committee of the Board of Directors (the “Compensation Committee”).

1. Cash Compensation.

Your base salary will be three hundred seventy-five thousand dollars ($375,000.00) on an annualized basis commencing on the Effective Date.

This new base salary, as well as a new target bonus rate of 100% of base salary, will apply to incentive cash awards from the Company under the Company’s Corporate Incentive Plan (“CIP”) for this current quarter, Fiscal Q3 2006, as well as subsequent periods under the CIP program.

In addition, a one-time bonus will be paid to you on the Effective Date equal to six thousand two hundred fifty dollars ($6,250.00).

2. Equity Awards.

Subject to approval by the Compensation Committee and effective on such date, the Company will grant to you a restricted stock award of eighty thousand (80,000) shares of Company common stock (the “Restricted Stock Award”). The Restricted Stock Award shall vest over three (3) years in equal annual installments rounded to the nearest whole share, PROVIDED, however, that the entire Restricted Stock Award will instead vest upon the completion date of mutually agreed performance criteria (as established and approved by the Compensation Committee at the time of the grant of the Restricted Stock Award) if all such performance criteria are met on or before December 31, 2006. All vesting for the Restricted Stock Award is contingent upon your continued employment with the Company on the applicable vesting date. In no event will the number of shares issued under this Restricted Stock Award grant exceed eighty thousand (80,000) shares. Except as otherwise set forth in this letter, the Restricted Stock Award will be granted under and subject to the terms of the Company’s standard restricted stock award agreement.

3. Revised Definition.

The definition of “Cause” as provided in Exhibit A to the October 2004 Employment Terms is hereby amended to delete subsection (v), namely, to delete “(v) unsatisfactory performance after prior notice and a reasonable opportunity to cure the unsatisfactory performance in accordance with the company’s policies.”

4. Accelerated Vesting.

Provided your employment with the Company continues through December 31, 2006, then, in the event your employment is terminated thereafter by voluntary resignation or by the Company without “Cause,” all unvested Company stock options and unvested restricted stock awards at that time will become fully vested, PROVIDED, however, this acceleration will not apply to the Restricted Stock Award referenced herein or to any new grants or awards made after the Effective Date.

5. Effect of Amendment.

Upon your acceptance below and the approval of the Compensation Committee, this letter will act as an amendment to your Amended and Restated Employment Terms dated October 4, 2004 (the “October 2004 Employment Terms”), and except as expressly amended herein, all other terms and conditions of the October 2004 Employment Terms remain in full force and effect.

Sincerely,

/s/ David Peterschmidt
David Peterschmidt
CEO

ACCEPTED AND AGREED:

/s/ Allen Snyder
Allen Snyder
Dated: February 23, 2006